HealthEquity Reports First Quarter Ended April 30, 2019 Financial Results
Highlights of the first quarter include:

•	Revenue of $87.1 million, an increase of 25% compared to Q1 FY19.

•	Net income of $41.8 million, compared to $22.6 million in Q1 FY19.

•	Includes $17.9 million, net of tax ($23.5 million of mark-to-market adjustment), related to an equity investment.

•	Net income per diluted share of $0.65 compared to $0.36 in Q1 FY19.

•	Includes $0.28, net of tax, of mark-to-market adjustment related to an equity investment.

•	Non-GAAP net income per diluted share of $0.41 compared to $0.31 in Q1 FY19.

•	Adjusted EBITDA of $38.9 million, an increase of 31% compared to Q1 FY19.

•	HSA Members of 4.1 million, an increase of 17% compared to Q1 FY19.

•	Total Custodial Assets of $8.3 billion, an increase of 21% compared to Q1 FY19.
Draper, Utah – June 4, 2019 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), the nation's largest health savings account ("HSA") non-bank custodian, today announced financial results for its first quarter ended April 30, 2019.
“HealthEquity delivered excellent first quarter fiscal 2020 results across our key financial metrics, setting the stage for another record year and allowing us to raise our guidance,” said Jon Kessler, president and chief executive officer of HealthEquity. “We added over 89,000 new HSAs and helped our members grow their custodial assets by over $220 million in the quarter, while producing record revenue and earnings. Revenue grew 25% year-over-year and adjusted EBITDA grew an even larger 31%.”
First quarter financial results
For the first quarter ended April 30, 2019, HealthEquity reported revenue of $87.1 million, an increase of 25% compared to $69.9 million for the first quarter ended April 30, 2018. Revenue consisted of:

•	Service revenue of $26.8 million, an increase of 8% compared to Q1 FY19.

•	Custodial revenue of $42.0 million, an increase of 48% compared to Q1 FY19.

•	Interchange revenue of $18.3 million, an increase of 10% compared to Q1 FY19.
Net income was $41.8 million for the first quarter ended April 30, 2019, compared to $22.6 million for the first quarter ended April 30, 2018. Net income for the first quarter ended April 30, 2019 includes $17.9 million, net of tax ($23.5 million of mark-to-market adjustment), related to an equity investment. From February 1, 2019 to April 4, 2019, the Company acquired approximately 1.6 million common shares of WageWorks, Inc. ("WageWorks") in open market purchases ahead of its April 11, 2019 proposal to acquire all of WageWorks' outstanding shares.
Net income per diluted share was $0.65 for the first quarter ended April 30, 2019, compared to $0.36 for the first quarter ended April 30, 2018. Net income per diluted share for the first quarter ended April 30, 2019 includes $0.28, net of tax, of mark-to-market adjustment related to the equity investment in WageWorks.
Non-GAAP net income per diluted share was $0.41 for the first quarter ended April 30, 2019, compared to $0.31 for the first quarter ended April 30, 2018.
Adjusted EBITDA was $38.9 million for the first quarter ended April 30, 2019, an increase of 31% compared to $29.6 million for the first quarter ended April 30, 2018. Adjusted EBITDA was 45% of revenue for the first quarter ended April 30, 2019, compared to 42% for the first quarter ended April 30, 2018.
As of April 30, 2019, we had $329.3 million of cash and cash equivalents and no outstanding debt. This compares to $361.5 million in cash and cash equivalents and no outstanding debt as of January 31, 2019.
HSA Member and Custodial Asset metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of April 30, 2019 was 4.1 million, an increase of 17% from 3.5 million as of April 30, 2018. Total Active HSA Members as of April 30, 2019 was 3.2 million, an increase of 13% from 2.9 million as of April 30, 2018. Total HSA Members with investments as of April 30, 2019 was 177,000, an increase of 32% from 134,000 as of April 30, 2018.

Total Custodial Assets as of April 30, 2019 was $8.3 billion, an increase of 21% year over year, consisting of:

•	Custodial Cash Assets of $6.4 billion, an increase of 16% compared to April 30, 2018; and

•	Custodial Investment Assets of $1.9 billion, an increase of 42% compared to April 30, 2018.
Business outlook
We have increased our outlook for the year ending January 31, 2020. We expect our revenue to be between $339 million and $345 million. Our outlook for net income is a range of $82 million to $86 million, resulting in a net income per diluted share range of $1.26 to $1.32. Our Adjusted EBITDA outlook is a range of $135 million to $140 million. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, unrealized gains and losses on marketable equity securities, and other certain non-operating items. We also expect our non-GAAP net income to be in a range between $83 million and $87 million. Our non-GAAP net income is calculated by adding back to net income all non-cash stock-based compensation expense, net of an estimated statutory tax rate of 24%, subtracting the excess tax benefits due to the adoption of Accounting Standards Update ("ASU") 2016-09, and adjusting for unrealized gains and losses on marketable equity securities, net of an estimated statutory tax rate of 24%. Our non-GAAP net income outlook results in a non-GAAP net income per diluted share range between $1.28 to $1.34 (based on an estimated 65 million weighted-average shares outstanding).
A reconciliation of the non-GAAP financial measures used in this release to the most comparable GAAP financial measures is included with the financial tables at the end of this release.
Conference call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, June 4, 2019 to discuss the fiscal first quarter 2020 financial results. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 2472868. A live audio webcast of the call will also be available on the investor relations section of our website at http://ir.healthequity.com.
Non-GAAP financial Information
To supplement our financial information presented on a GAAP basis, we disclose Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, unrealized gains and losses on marketable equity securities, and other certain non-operating items. Non-GAAP net income is calculated by adding back to net income all non-cash stock-based compensation expense, net of an estimated statutory tax rate, subtracting the excess tax benefits due to the adoption of ASU 2016-09, and adjusting for unrealized gains and losses on marketable equity securities, net of an estimated statutory tax rate. Non-GAAP net income per diluted share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.
Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The Company cautions investors that non-GAAP financial information, by its nature, departs from GAAP; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.
About HealthEquity
HealthEquity connects health and wealth, delivering health savings account (HSA) and other consumer driven health and retirement solutions in partnership with over 45,000 employers and 141 health, retirement and other benefit plan providers nationwide. HealthEquity members have access to its end-to-end platform and remarkable “purple” service to become consumers of healthcare while building health and retirement savings for tomorrow. HealthEquity is the custodian of $8.3 billion in assets for 4.1 million HSA members nationwide. For more information, visit www.healthequity.com.
Forward-looking statements
This press release contains “forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:

•	our ability to compete effectively in a rapidly evolving healthcare industry;

•	our dependence on the continued availability and benefits of tax-advantaged health savings accounts;

•	our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, including any potential acquisition of WageWorks, Inc.;

•	the significant competition we face and may face in the future, including from those with greater resources than us;

•	our reliance on the availability and performance of our technology and communications systems;

•
recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;

•	the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;

•	our ability to comply with current and future privacy, healthcare, tax, investment advisor and other laws applicable to our business;

•	our reliance on partners and third party vendors for distribution and important services;

•	our ability to develop and implement updated features for our technology and communications systems and successfully manage our growth;

•	our ability to protect our brand and other intellectual property rights; and

•	our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact
Richard Putnam
801-727-1209
rputnam@healthequity.com

HealthEquity, Inc. and its subsidiaries
Condensed consolidated balance sheets

(in thousands, except par value)	April 30, 2019	January 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$329,310	$361,475
Accounts receivable, net of allowance for doubtful accounts as of April 30, 2019 and January 31, 2019 of $111 and $125, respectively	27,022	25,668
Other current assets	8,244	7,534
Total current assets	364,576	394,677
Other investments	78,065	709
Property and equipment, net	8,481	8,223
Operating lease right-of-use assets	37,367	—
Intangible assets, net	81,437	79,666
Goodwill	4,651	4,651
Deferred tax asset	551	1,677
Other assets	21,511	20,413
Total assets	$596,639	$510,016
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,964	$3,520
Accrued compensation	8,501	16,981
Accrued liabilities	9,127	8,552
Operating lease liabilities	3,786	—
Total current liabilities	23,378	29,053
Operating lease liabilities, non-current	36,243	—
Deferred tax liability	7,332	916
Other long-term liabilities	387	2,968
Total liabilities	67,340	32,937
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 100,000 shares authorized, no shares issued and outstanding as of April 30, 2019 and January 31, 2019, respectively	—	—
Common stock, $0.0001 par value, 900,000 shares authorized, 62,718 and 62,446 shares issued and outstanding as of April 30, 2019 and January 31, 2019, respectively	6	6
Additional paid-in capital	315,621	305,223
Accumulated earnings	213,672	171,850
Total stockholders’ equity	529,299	477,079
Total liabilities and stockholders’ equity	$596,639	$510,016

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of operations and comprehensive income (unaudited)

(in thousands, except per share data)	Three months ended April 30,
	2019	2018
Revenue:
Service revenue	$26,808	$24,821
Custodial revenue	41,952	28,434
Interchange revenue	18,292	16,649
Total revenue	87,052	69,904
Cost of revenue:
Service costs	20,649	18,047
Custodial costs	4,123	3,439
Interchange costs	4,527	4,062
Total cost of revenue	29,299	25,548
Gross profit	57,753	44,356
Operating expenses:
Sales and marketing	8,970	6,860
Technology and development	10,905	7,979
General and administrative	8,709	7,507
Amortization of acquired intangible assets	1,491	1,470
Total operating expenses	30,075	23,816
Income from operations	27,678	20,540
Other income (expense), net	23,600	(1)
Income before income taxes	51,278	20,539
Income tax provision (benefit)	9,456	(2,038)
Net income and comprehensive income	$41,822	$22,577
Net income per share:
Basic	$0.67	$0.37
Diluted	$0.65	$0.36
Weighted-average number of shares used in computing net income per share:
Basic	62,326	61,170
Diluted	63,901	62,693

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of cash flows (unaudited)

	Three months ended April 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income	$41,822	$22,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,773	4,520
Unrealized (gains) losses on marketable equity securities and other	(23,484)	140
Deferred taxes	7,542	1,989
Stock-based compensation	6,028	4,239
Changes in operating assets and liabilities:
Accounts receivable	(1,354)	(1,420)
Other assets	(1,694)	(5,471)
Operating lease right-of-use assets	635	—
Accounts payable	(1,577)	87
Accrued compensation	(8,480)	(4,909)
Accrued liabilities and other current liabilities	1,769	881
Operating lease liabilities, non-current	(627)	—
Other long-term liabilities	(17)	71
Net cash provided by operating activities	25,336	22,704
Cash flows from investing activities:
Purchases of intangible member assets	(1,262)	—
Purchases of marketable equity securities	(53,845)	(180)
Purchases of property and equipment	(1,126)	(1,121)
Purchases of software and capitalized software development costs	(5,497)	(2,097)
Net cash used in investing activities	(61,730)	(3,398)
Cash flows from financing activities:
Proceeds from exercise of common stock options	4,229	10,167
Net cash provided by financing activities	4,229	10,167
Increase (decrease) in cash and cash equivalents	(32,165)	29,473
Beginning cash and cash equivalents	361,475	199,472
Ending cash and cash equivalents	$329,310	$228,945
Supplemental cash flow data:
Interest expense paid in cash	$50	$50
Income taxes paid in cash, net of refunds received	(51)	39
Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable or accrued liabilities at period end	$21	$491
Purchases of software and capitalized software development costs included in accounts payable or accrued liabilities at period end	158	117
Exercise of common stock options receivable	141	797

Stock-based compensation expense (unaudited)
Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income is as follows:

	Three months ended April 30,
(in thousands)	2019	2018
Cost of revenue	$860	$413
Sales and marketing	1,007	705
Technology and development	1,499	991
General and administrative	2,662	2,130
Total stock-based compensation expense	$6,028	$4,239
HSA Members (unaudited)

(in thousands, except percentages)	April 30, 2019	April 30, 2018	% Change	January 31, 2019
HSA Members	4,054	3,476	17%	3,994
Average HSA Members - Year-to-date	4,026	3,444	17%	3,608
Average HSA Members - Quarter-to-date	4,026	3,444	17%	3,813
New HSA Members - Year-to-date	89	98	(9)%	679
New HSA Members - Quarter-to-date	89	98	(9)%	341
Active HSA Members	3,245	2,882	13%	3,241
HSA Members with investments	177	134	32%	163
HSA Member Custodial assets (unaudited)

(in millions, except percentages)	April 30, 2019	April 30, 2018	% Change	January 31, 2019
Custodial cash	$6,404	$5,511	16%	$6,428
Custodial investments	1,917	1,351	42%	1,670
Total custodial assets	$8,321	$6,862	21%	$8,098
Average daily custodial cash - Year-to-date	$6,407	$5,467	17%	$5,586
Average daily custodial cash - Quarter-to-date	$6,407	$5,467	17%	$5,837
Net income reconciliation to Adjusted EBITDA (unaudited)

	Three months ended April 30,
(in thousands)	2019	2018
Net income	$41,822	$22,577
Interest income	(1,343)	(258)
Interest expense	63	67
Income tax provision (benefit)	9,456	(2,038)
Depreciation and amortization	3,282	3,050
Amortization of acquired intangible assets	1,491	1,470
Stock-based compensation expense	6,028	4,239
Unrealized gain on marketable equity securities	(23,511)	—
Other (1)	1,635	520
Adjusted EBITDA	$38,923	$29,627

(1)
For the three months ended April 30, 2019 and 2018, Other consisted of non-income-based taxes of $13 and $104, other (income)/costs of $(6) and $88, acquisition-related costs of $1,184 and $1, and amortization of incremental costs to obtain a contract of $444 and $327, respectively.

Reconciliation of net income outlook to Adjusted EBITDA outlook (unaudited)

Outlook for the year ending
(in millions)	January 31, 2020
Net income	$82 - $86
Income tax provision	23 - 24
Depreciation and amortization	~ 17
Amortization of acquired intangible assets	~ 6
Stock-based compensation expense	~ 28
Unrealized gain on marketable equity securities	~ (24)
Other	~ 3
Adjusted EBITDA	$135 - $140

Reconciliation of non-GAAP net income per diluted share (unaudited)

	Three months ended		Outlook for the year ending
(in millions, except per share data)	April 30, 2019	April 30, 2018	January 31, 2020
Net income	$42	$23	$82 - $86
Stock compensation, net of tax (1)	4	3	21
Excess tax benefit due to adoption of ASU 2016-09	(2)	(7)	(2)
Mark-to-market adjustment, net of tax (1)	(18)	-	(18)
Non-GAAP net income	$26	$19	$83 - $87

Diluted weighted-average shares used in computing GAAP and Non-GAAP per share amounts	64	63	65
Non-GAAP net income per diluted share (2)	$0.41	$0.31	$1.28 - $1.34
(1) For the three months ended April 30, 2019 and 2018, the Company used an estimated statutory tax rate of 24% to calculate the net impact of stock-based compensation expense and mark-to-market adjustments.
(2) Non-GAAP net income per diluted share does not calculate due to rounding.

Certain terms

Term	Definition
HSA	A financial account through which consumers spend and save long-term for healthcare on a tax-advantaged basis.
HSA Member	An HSA for which we serve as custodian.
Active HSA Member
An HSA Member that (i) is associated with a Health Plan and Administrator Partner or an Employer Partner, in each case as of the end of the applicable period; or (ii) has held a custodial balance at any point during the previous twelve month period.

Custodial cash assets	HSA Members' deposits with our federally-insured custodial depository partners and custodial cash deposits invested in an annuity contract with our insurance company partner.
Custodial investments	HSA Members' investments in mutual funds through our custodial investment fund partner.
Employer Partner	Our employer clients.
Health Plan and Administrator Partner	Our Health Plan and Administrator clients.
Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, unrealized gains and losses on marketable equity securities, and other certain non-operating items.

Non-GAAP net income
Calculated by adding back to net income all non-cash stock-based compensation expense, net of an estimated statutory tax rate, subtracting the excess tax benefits due to the adoption of ASU 2016-09, and adjusting for unrealized gains and losses on marketable equity securities, net of an estimated statutory tax rate.

Non-GAAP net income per diluted share	Calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.